Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 15, 2022 relating to the consolidated financial statements and financial statement schedule of CarLotz, Inc. appearing in the Annual Report on Form 10-K of CarLotz, Inc. for the year ended December 31, 2021.

/s/ DELOITTE & TOUCHE LLP

Detroit, Michigan
May 16, 2022